Exhibit 10.51

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 15th day of June, 2004 by and between ENTREMED, INC., a Delaware corporation having its principal office at 9640 Medical Center Drive, Rockville, MD 20850 (the “Company”), and James S. Burns (the “Executive”).

FOR AND IN CONSIDERATION of the mutual premises, agreements and covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.  Employment Position and Duties.

Subject to the terms hereof, the Company hereby agrees to employ the Executive during the Term (as hereafter defined) to act as, and to exercise all of the powers and functions of, its President and Chief Executive Officer (“CEO”) and to perform such acts and duties and to generally furnish such services to the Company and its subsidiaries (if any) as are customary for a senior management person with a similar position in like companies. At all times Executive shall report directly to the Board of Directors of the Company (“Board”) and shall have such specific powers, duties and CEO responsibilities as the Board of Directors of the Company (the “Board”) shall from time to time reasonably prescribe. Executive hereby agrees to accept such employment and shall perform and discharge faithfully, diligently, and to the best of his abilities such duties and responsibilities and shall devote full working time and efforts to the business and affairs of the Company and its subsidiaries. During the Term, it shall not be a violation of this Agreement for Executive to serve on corporate, civic or charitable boards or committees or engage in other activities that are consistent with the Company’s Code of Ethics and other Company policies, so long as Executive notifies the Board or an appropriate committee thereof in advance and such service or activities do not significantly interfere with the performance of Executive’s responsibilities hereunder.

Subject to applicable Delaware law, the Company agrees to use its best efforts to cause Executive to be appointed, as soon as practicable hereafter, as a member of the Board to the class of directors with the term expiring at the 2005 annual meeting of the shareholders. The Company shall thereafter use its best efforts to cause the Executive to be nominated for a seat on the Board at the next annual meeting of the Company’s shareholders, it being acknowledged that such nomination is subject to applicable Delaware law. If the Executive ceases to be an employee of the Company for any reason, Executive agrees that he shall immediately resign as a member of the Board.

2.  Place of Employment.

While Executive is employed by the Company during the Term, Executive shall be required to conduct his duties and responsibilities hereunder primarily from the Company’s principal offices (except for routine and customary business travel).

3.  Compensation.

     a. Base Salary. While Executive is employed by the Company during the Term, the Company shall pay to Executive an annual minimum base salary (“Base Salary”) of $360,000, payable in accordance with the Company’s customary payroll policy for its executives.

     b. Base Salary Adjustments. Executive’s Base Salary shall be reviewed at least annually in accordance with the Company’s customary practices for its executives. The Board or a committee thereof may make such increases in Executive’s Base Salary as it deems appropriate in its discretion.

     c. Incentive Compensation. As soon as practical after the execution of this Agreement and thereafter not later than sixty (60) days after the commencement of each fiscal year during the Term, the Board or a committee thereof shall meet with the Executive and, after consulting with Executive, establish performance goals and objectives for Executive and for the Company for the fiscal year. If such performance goals and objectives are satisfied by the Executive and the Company as reasonably determined by the Board or a committee thereof, the Executive shall receive incentive compensation (“Incentive Compensation”), if Executive is employed by the Company at the end of the fiscal year, equal to forty percent (40%) of Executive’s Base Pay or such greater amount as may be determined by the Board or a committee thereof. Notwithstanding the foregoing, Executive’s Incentive Compensation opportunity for the fiscal year ending December 31, 2004 shall be prorated based on the portion of such fiscal year that is within the Tenn.

     d. Certain Other Benefits. While Executive is employed by the Company during the Term, Executive shall be entitled to participate in any and all employee benefit plans and arrangements which are available to senior executive officers of the Company, including without limitation, group medical, disability, retirement and life insurance plans, and automobile expense reimbursement allowances. Executive shall also be afforded 30 days “paid time off” per year pursuant to policies fixed by the Company.

     e. Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses actually paid or incurred by Executive while Executive is employed by the Company during the Term subject to reasonable documentation and in accordance with the Company’s business expense reimbursement policy.

4.  Term.

The term of this Agreement shall be the period commencing on the date hereof and continuing through and including June 15, 2007 (the “Initial Term”); provided, however, that the term of this Agreement shall be automatically extended for successive one year periods (each one-year extension a “Successor Term” and together with the Initial Term referred to herein as the “Term”) unless written notice of nonextension is provided by either party to the other party at least sixty (60) days prior to the end of the Initial Term or any Successor Term. The provision by the Company of a notice of nonextension shall be deemed to be a termination without Cause under subparagraph 8(d) hereof. In the event such notice is given and this Agreement is thereby terminated and/or this Agreement is terminated for any other reason, only paragraphs 6, 7, 8(e), 8(f), 8(i) and 11 shall survive such termination, except that Executive shall be entitled to receive compensation and benefits to the extent expressly provided herein or by the terms of any of the Company’s compensation and benefit plans, programs and policies or as required by applicable law.

5.  Stock Options.

In addition to the grant described herein, the Board or a committee thereof may, in its discretion, make periodic stock and incentive stock option grants to Executive, while Executive is employed by the Company during the Term. As an initial grant, effective as of the date hereof (the “Initial Grant”), Executive shall be granted stock options covering 500,000 shares with a per share exercise price equal to the fair market value of a share of Company common stock on the date of grant, which options shall vest as to 125,000 covered shares immediately upon the date of the grant, and shall vest as to the remaining covered shares in cumulative 125,000 share increments on each of the first, second, and third anniversary dates of the Initial Grant, if Executive is then employed by the Company. The terms of the stock option grants under this paragraph 5 shall be in accordance with and subject to the terms of the Company’s 2001 Long Term Incentive Plan or successor plan and such terms and conditions as the Board or a committee thereof may specify. In the event of a termination without Cause pursuant to subparagraph 8(d) hereof or a resignation for Good Reason pursuant to paragraph 9 hereof, stock option grants to Executive, if any, which by their terms would have vested during the twelve (12) month or eighteen (18) month, as applicable, severance period set forth in subparagraph 8(d) if Executive had been employed by the Company during such severance period will continue to vest (subject to the accelerated vesting provided by subparagraph 8(d) hereof in the event of a termination without Cause occurring after the first anniversary of the commencement of the Term and paragraph 9 hereof in the event of a resignation for Good Reason) during such period and be exercisable in accordance with the terms of such grants until the first anniversary of the Executive’s termination, but in no event beyond the full term of the relevant option.

6.  Unauthorized Disclosure.

During the Term and at all times thereafter, Executive shall not, without the written consent of the Company or except as required by applicable law, disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive officer of the Company, any confidential information obtained by Executive while in the employ of the Company with respect to the businesses of the Company or any of its subsidiaries, including but not limited to, operations, pricing, contractual or personnel data, products, discoveries, improvements, trade secrets, license agreements, marketing information, suppliers, dealers, principals, customers, or methods of distribution, or any other confidential information the disclosure of which Executive knows, or in the exercise of reasonable care should know, will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information so otherwise considered by the Company not to be confidential.

7.  Indemnification.

     a. The Company shall indemnify and hold harmless Executive if he is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), because he is or was an officer or director of the Company or any of its subsidiaries, affiliates, or successors, or because he is or was serving in a fiduciary capacity with respect to employee benefit plans of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity or otherwise, against all Expenses incurred or suffered by him in connection with such Proceeding to the fullest extent authorized by the General Corporation Law of the State of Delaware and any other applicable law in effect from time to time, and such indemnification shall continue as to Executive even if he ceases to be an officer or director or is no longer employed by the Company, and shall inure to the benefit of Executive’s heirs, executors and administrators.

     b. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and reasonable costs, reasonable attorneys’ fees, reasonable accountants’ fees, and reasonable disbursements and costs of attachment or similar bonds, investigations, and any reasonable expenses of establishing a right to indemnification under the Agreement.

     c. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company upon presentation of appropriate documentation and a giving by Executive of any undertakings required by applicable law.

8.  Termination

     a. Termination Upon Death. If Executive dies while employed by the Company during the Term, his estate shall be entitled to receive payment of Base Salary through the last day of the twelve (12) months following the month in which his death occurred, payable over such twelve (12) months at the Company’s normal pay periods. If, in respect of the fiscal year in which Executive dies, the Board or a committee thereof determines in its discretion that he would otherwise have been entitled to receive Incentive Compensation under subparagraph 3(c) by reason of the operations of the Company during such fiscal year, Executive’s estate shall be entitled to receive a pro rata portion of his Incentive Compensation for such fiscal year. Such pro rata portion shall equal the product of (x) the full amount of such Incentive Compensation, and (y) a fraction, the numerator of which is the number of days in the fiscal year of Executive’s death prior to the date of death, and the denominator of which is the total number of days in such fiscal year.

     b. Termination Upon Disability. The Company may terminate Executive’s employment hereunder during the Term at the end of any calendar month in the event of his Disability by giving to Executive written notice of termination. In the event of any such termination pursuant to this subparagraph 8(b), Executive shall be entitled to receive his Base Salary, payable in accordance with the Company’s customary payroll policy for its executives, through the last day of the twelve (12) months following the month in which the date of termination occurred.

     If, in respect of the fiscal year in which Executive’s employment terminates pursuant to this subparagraph 8(b), the Board or a committee thereof determines in its discretion that he would otherwise have been entitled to receive Incentive Compensation under subparagraph 3(c) by reason of the operations of the Company during such fiscal year, Executive shall be entitled to receive a pro rata portion of his Incentive Compensation for such year. Such pro rata portion shall equal the product of (x) the full amount of such Incentive Compensation, and (y) a fraction, the numerator of which is the number of days in the fiscal year of Executive’s termination on account of Disability prior to the date of termination, and the denominator of which is the total number of days in such fiscal year.

     c. Termination for Cause. The Company may terminate Executive’s employment hereunder at any time during the Term for Cause. The effective date of any such termination shall be the date specified by the Company which date may be any date on or after the date notice of such termination is provided to Executive. Executive’s employment may be terminated for Cause only by a resolution of the Board finding that in the good faith opinion of the Board that Executive engaged in conduct that constitutes Cause. Prior to adoption of any such resolution, Executive shall (i) be given reasonable notice of the proposed resolution upon which the proposed termination for Cause is based, and (ii) have the opportunity to be heard before the Board. Upon any such termination for Cause under this subparagraph 8(c), the Company shall pay to him his Base Salary through the date of termination, and the Company shall have no further obligations under this Agreement.

     d. Termination Without Cause. The Company may terminate Executive’s employment with the Company at any time during the Term, for any reason and without Cause, by giving him prior written notice which specifies the date of termination. Until the effective date of any such termination, the Company shall continue to pay to him the full compensation specified in this Agreement. Following termination, Executive shall make himself reasonably available to members of the Board and to senior managers and officers of the Company to assist in the transition of responsibilities and information to others and to facilitate the orderly conduct of business operations. Upon termination, the Company shall have no other financial obligations to Executive under any compensation or benefit plan, program or policy and Executive’s participation in the Company’s compensation and benefit plans, programs and policies shall cease as of the date of Executive’s termination except as set forth herein or as expressly provided under the terms of any such plans, programs or policies, or as required by applicable law. If Executive is terminated pursuant to this subparagraph 8(d) or the Company provides written notice on nonextension of this Agreement in accordance with Section 4 hereof, the Company shall (i) pay Executive a severance amount equal to twelve (12) months Base Salary over the following twelve (12) month period at the Company’s normal pay periods, and (ii) provide Executive, at no charge to Executive, COBRA continuation coverage under the Company’s health insurance program for a period of twelve (12) months or until he has obtained substantially equivalent new coverage, as determined by the Board or a committee thereof in its discretion, through successor employment, whichever occurs sooner. If, during the Term, Executive is terminated without Cause within eighteen (18) months of the effective date of this Agreement, the phrase “twelve (12) months” in the preceding sentence shall be replaced in each place it appears with the phrase “eighteen (18) months.” If, in respect of the fiscal year in which Executive’s employment terminates pursuant to this subparagraph 8(d), the Board or a committee thereof determines in its discretion that he would otherwise have been entitled to receive Incentive Compensation under subparagraph 3(c) by reason of the operations of the Company during such fiscal year, Executive shall be entitled to receive a pro rata portion of his Incentive Compensation for such year. Such pro rata portion shall equal the product of (x) the full amount of such Incentive Compensation, and (y) a fraction, the numerator of which is the number of days in the fiscal year of Executive’s termination without Cause prior to the date of termination, and the denominator of which is the total number of days in such fiscal year. If, during the Term, Executive is terminated without Cause after the first anniversary of the effective date of this Agreement, notwithstanding anything in this Agreement to the contrary, all of Executive’s unexpired and unvested stock options shall become vested on the effective date of such termination.

     e. Non-competition. For a period of twelve (12) months after termination of Executive’s active employment with the Company, Executive shall not, as an individual, principal, agent, employee, consultant or otherwise, directly or indirectly, in the United States or, with respect to any company or entity in Europe or Canada with whom Executive or the Company has concluded partnership, licensing or other similar business development agreements on behalf of and during his employment with the Company, render any services to any firm or company or any division or subsidiary of any firm or company engaged in the research, development or commercialization of compounds, analogs or derivatives of those compounds that compete directly with those being researched, developed and/or commercialized by the Company during the Term. Moreover, for a period of twelve (12) months after the termination of Executive’s employment with the Company, Executive shall not take any action, without the prior written consent of the Company, to assist Executive’s successor employer or any other entity in recruiting or hiring any other employee who was an employee of the Company during Executive’s employment. This prohibition includes (i) identifying to such successor employer or its agents or such other entity, the person or persons who have special knowledge concerning the Company or its inventions, processes, methods or confidential affairs. (ii) commenting to Executive’s successor employer or its agents or such other entity about the quantity of work, quality of work, special knowledge or personal characteristics of any person who is still employed by the Company. Executive also agrees that he will not provide such information to a prospective employer or to an executive search firm during interviews preceding possible employment.

     f. Non-Disparagement. During the Term and thereafter, Executive shall not communicate negatively about or otherwise disparage the Company or its products or each and any of the released parties described in subparagraph 8(i) in any way whatsoever, except as may be required for truthful sworn testimony or in connection with a legal or administrative proceeding, report, claim or dispute. The Company, acting in its official capacity, shall not communicate negatively about or otherwise disparage Executive in any way, except as may be required for truthful sworn testimony or in connection with a legal or administrative proceeding, report, claim or dispute. In the event Executive breaches any of the conditions set forth herein or in any other paragraph of this Agreement, the Company shall discontinue the provision of any payment or benefits to him under this Agreement and he shall forfeit his entitlement to any further payments or benefits under this Agreement.

     g. Resignation for Other than Good Reason. Executive may voluntarily terminate his employment with the Company during the Term for any reason upon at least thirty (30) days prior written notice which specifies the date of termination. Until the effective date of such termination, the Company shall continue to pay him the full compensation specified in this Agreement, provided he continues to perform his duties during this period. Thereafter, the Company shall have no further obligations to him under this Agreement, except as expressly provided herein or as provided under the terms of any of the Company’s compensation and benefit plans, programs or policies, or as required by applicable law. This subparagraph 8(g) shall not apply to the Executive’s resignation for Good Reason pursuant to paragraph 9 hereof.

     h. No Mitigation. The parties hereto acknowledge and agree that, in the event Executive’s employment with the Company is terminated pursuant to this paragraph 8, or he resigns for Good Reason pursuant to paragraph 9 hereof, he shall not be required to mitigate his damages by affirmatively seeking other employment. Further, except as provided in subparagraph 8(d)(ii) above, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by him or benefit provided to him as the result of employment by another employer or otherwise.

     i. Release. In consideration of Executive’s receipt of severance benefits subject to and in accordance with subparagraphs 8(b) and (d) and paragraph 9 of this Agreement, Executive agrees that, upon his first receipt and acceptance of any such benefits, he shall have released and forever discharged the Company, its subsidiaries and affiliates, successors and assigns, predecessors and all of their respective officers, directors, employees and agents and employee benefit plans from all claims, demands, liabilities and causes of action arising out of facts or occurrences arising or occurring at any time, up to an including the time of Executive’s termination, whether known or unknown, and the parties hereto contemplate that this release shall be broadly construed.

9.  Resignation for Good Reason.

If Executive has Good Reason during the Term, Executive may resign at any time during the Term by providing written notice to the Company that specifies the reason for, and the effective date of, his termination. If Executive resigns during the Term for Good Reason, such resignation shall be deemed a termination without Cause under subparagraph 8(d) hereof and Executive shall receive the compensation and benefits provided under subparagraph 8(d) hereof as if he had been terminated without Cause and, notwithstanding anything in this Agreement to the contrary, all of Executive’s unexpired and unvested stock options shall become vested on the effective date of such resignation.

10.  Definitions.

     a. “Cause” shall mean Executive’s (i) refusal to perform any material duties reasonably required of the Executive by the Board (other than by reason of disability), after reasonable demand for substantial performance is delivered by or on behalf of the Board specifically identifying the manner in which the Board believes the Executive has not performed his duties; (ii) conviction involving personal dishonesty or moral turpitude; (iii) perpetration of a dishonest act against or breach of fiduciary duty toward the Company; (iv) willful act or omission that is injurious in any material respect to the financial condition or business reputation of the Company; or (v) habitual drunkenness or drug addiction.

     b. “Disability” shall mean the Executive’s incapacity due to physical or mental illness which prevents the proper performance of Executive’s duties as set forth herein or established pursuant hereto for ninety (90) consecutive days in any twelve (12) month period of the Term. Any questions as to the existence or extent of illness or incapacity of Executive, upon which the Company and Executive cannot agree, shall be determined by a qualified independent physician selected by the Company and approved by the Executive. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. For purposes of the disability provisions of this Agreement, if the Executive is unable to act on his own behalf due to incapacity, any person legally authorized to do so may act on the Executive’s behalf.

     c. “Change of Control” shall mean (i) any Person or Persons acting together, excluding the employee benefit plans of the Company, acquire or become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly of securities of the Company representing fifty one percent (51%) or more of the combined voting power of the Company’s then outstanding securities; (ii) the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company ( a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (A) the Company’s outstanding securities, (B) the surviving entity’s outstanding securities or (C) in the case of a division, the outstanding securities of each entity resulting from the division; (iii) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or the Company consummates the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets; or (iv) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

     d. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

     e. "Good Reason” shall mean the occurrence of any of the following events after a Change of Control: (A) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position, authority, duties or responsibilities immediately prior to the Change of Control or any other action by the Company which results in a diminution in any material respect in such position, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of written notice thereof given by Executive; (B) a reduction by the Company in Executive’s annual Base Salary as in effect on the date hereof; (C) the Company’s requiring Executive to be based at any office or location that is more than fifty (50) miles from Executive’s office or location as of immediately prior to the Change of Control; (D) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by him under any of the Company’s pension, life insurance, medical, health and accident, disability or other welfare plans in which he was participating as of immediately prior to the Change of Control, unless such change was applicable to all senior executives of the Company; (E) the failure by the Company to pay to Executive any deferred compensation when due under any deferred compensation plan or agreement applicable to him; or (F) the failure by the Company to honor in any material respect the terms and provisions of this Agreement.

     f. “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act and shall also include any syndicate or group deemed to be a “person under Section 13(d)(3) of the Exchange Act.

11.  Miscellaneous

     a. Assignments and Binding Effect. The respective rights and obligations of the parties under this Agreement shall be binding upon the parties hereto and their heirs, executors, administrators, successors, and assigns, including, in the case of the Company, any other corporation or entity with which the Company may be merged or otherwise combined and, in the case of Executive, his estate or other legal representatives.

     b. No Assignment of Benefits. Except as otherwise provided herein or by applicable law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by the operation of law or otherwise, including without limitation execution, levy, garnishment, attachment, pledge or in any manner; no attempted transfer thereof shall be effective.

     c. Governing Law. This Agreement shall be governed as to its validity, interpretation and effect by the laws of the State of Delaware, without reference to its conflict of laws provisions.

     d. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid, illegal, or unenforceable for any reason, the remaining provisions and portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. Such invalid, illegal or unenforceable provision(s) shall be deemed modified to the extent necessary to make it (them) valid, legal, and enforceable.

     e. Withholding. All amounts payable hereunder shall be paid net of any applicable withholding required under federal, state or local laws and any additional withholding to which Executive has agreed.

     f. Entire Agreement Amendments. This Agreement constitutes the entire Agreement and understanding of the Company and Executive with respect to the terms of Executive’s employment with the Company and supersedes all prior discussions, understandings and agreements with respect thereto except with respect to those agreements relating to the assignment of patents and inventions and a Combined Non-disclosure and Patent Employee Agreement to which Executive acknowledges signing and which will remain in effect.

     g. Captions. All captions and heading used herein are for convenient reference only and do not form part of this Agreement.

     h. Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board or its delegee. The Company’s or the Executive’s failure to insist upon strict compliance with the terms of this Agreement or the failure of the Company or the Executive to assert any right the Company or the Executive may have hereunder shall not be deemed a waiver of such provision or right or any other provision of this Agreement.

     i. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and shall be delivered by hand, or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

If to Executive:

James S. Burns
c/o EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850

With a copy to:

Paul Skelly, Esq.
Hogan & Hanson LLP
555 13th St N.W.
Washington, DC 20004

If to the Company:

EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
Attn.: General Counsel

     j. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

/s/ James S. Burns

Executive

EntreMed, Inc.

/s/ Michael Tarnow
By: